UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 23, 2023
ANGION BIOMEDICA CORP.
(Exact name of registrant as specified in its charter)
Delaware	001-39990	11-3430072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7-57 Wells Avenue
Newton, Massachusetts 02459
(Address of principal executive offices, including zip code )
(857) 336-4001
Registrant's telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock	ANGN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously announced, on January 17, 2023, Angion Biomedica Corp., a Delaware corporation (“Angion”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Elicio Therapeutics, Inc., a Delaware corporation (“Elicio”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer and other diseases, and Arkham Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Angion (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Merger Sub will be merged with and into Elicio, with Elicio surviving as a wholly owned subsidiary of Angion (the “Merger”).

This Current Report on Form 8-K (this “Form 8-K”) is being filed to update and supplement the proxy statement/prospectus/information statement (the “proxy statement/prospectus/information statement”) (1) included in the Registration Statement on Amendment No. 4 to Form S-4, File No. 333-269741 (the “Registration Statement”), filed by Angion with the Securities and Exchange Commission (the “SEC”) on April 26, 2023 and declared effective by the SEC on April 28, 2023, (2) filed by Angion with the SEC as a prospectus on April 28, 2023, and (3) first mailed to Angion’s stockholders on April 28, 2023. The information contained in this Form 8-K is incorporated by reference into the proxy statement/prospectus/information statement. Terms used in this Form 8-K, but not otherwise defined, shall have the meanings ascribed to such terms in the proxy statement/prospectus/information statement.

Following the announcement of the Merger Agreement and as of the date of this Form 8-K, eight demands regarding the disclosures in the Registration Statement and the Merger and one books and records demand under 8 Del. C § 220, seeking certain documents and information related to the Merger, were received by Angion.  Additionally, one lawsuit has been filed by a purported stockholder of Angion challenging the Merger (the Klein Complaint (as defined below)) for which the plaintiff has since filed a notice of voluntary dismissal. The demands and complaint assert claims against Angion and its Board of Directors (the “Angion Board”), and allege that the Registration Statement contains materially false and misleading statements.

Angion and the other named defendants deny that they have violated any laws or breached any duties to stockholders of Angion, and they believe that no supplemental disclosure is required to the proxy statement/prospectus/information statement under any applicable law, rule or regulation. Nevertheless, solely to eliminate the burden and expense of litigation and to avoid any possible disruption to the Merger that could result from such litigation, Angion is providing certain supplemental disclosures set forth in this Form 8-K. The supplemental information contained in this Form 8-K should be read in conjunction with the proxy statement/prospectus/information statement, which Angion urges you to read in its entirety. Nothing in this Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the extent that information in this Form 8-K differs from, or updates information contained in, the proxy statement/prospectus/information statement, the information in this Form 8-K shall supersede or supplement the information in the proxy statement/prospectus/information statement. The information contained in this Form 8-K speaks only as of the date of this Form 8-K, unless the information specifically indicates that another date applies. Except as otherwise described in this Form 8-K or the documents referred to, contained in or incorporated by reference in this Form 8-K, the proxy statement/prospectus/information statement, the annexes to the proxy statement/prospectus/information statement and the documents referred to, contained in or incorporated by reference in the proxy statement/prospectus/information statement are not otherwise modified, supplemented or amended.

If you have not already submitted a proxy for use at the Angion virtual special meeting, you are urged to do so promptly. This Form 8-K does not affect the validity of any proxy card or voting instructions that Angion stockholders may have previously received or delivered. No action is required by any Angion stockholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions.

Supplemental Disclosures

All page references are to pages in the proxy statement/prospectus/information statement.

1.The following new disclosure under a section titled “Legal Proceedings” is added to page 18 of the proxy statement/prospectus/information statement right after the section titled “Anticipated Accounting Treatment”:
Legal Proceedings (see page 134)

A lawsuit was filed in the United States District Court for the Eastern District of New York on February 17, 2023 by a purported stockholder of Angion in connection with the Merger. The lawsuit is captioned Klein v. Angion Biomedica Corp., et al., No. 1:23-cv-01313 (E.D.N.Y.) (the “Klein Complaint”). The Klein Complaint named as defendants Angion and the members of the Angion Board. The Klein Complaint alleged claims for breaches of fiduciary duty against the members of the Angion Board, aiding and abetting breaches of fiduciary duty against Angion, violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against all defendants, and violations of Section 20(a) of the Exchange Act against the members of the Angion Board. The plaintiff contended that the registration statement on Form S-4 filed on February 13, 2023 omitted or misrepresented material information regarding the Merger, rendering the Registration Statement false and misleading. The Klein Complaint sought injunctive and declaratory relief, as well as damages. On February 21, 2023, the plaintiff filed a notice of voluntary dismissal of the Klein Complaint.

Thereafter, between February 23 and May 18, 2023, Angion received eight demands from purported stockholders of Angion making substantially similar claims as in the Klein Complaint regarding the disclosures in the Registration Statement related to the Merger. In addition, on or about April 19, 2023, Angion received a books and records demand under 8 Del. C § 220, seeking certain documents and information related to the Merger (the “Records Request”, and collectively, the “Demands”).

Additional lawsuits may be filed against Angion, Merger Sub, Elicio, and/or the Angion Board, and additional demands may be received in connection with the Merger and the proxy statement/prospectus/information statement, or the Klein Complaint described above may be refiled. The defendants dispute the allegations in the Demands. For additional information about the Demands, see page 134 in the section entitled “Legal Proceedings.”
2.The following disclosure is inserted after the first full paragraph under the risk factor titled “[l]awsuits have been filed, and additional lawsuits may be filed, relating to the Merger. An adverse ruling in any such lawsuit may prevent the Merger from being consummated,” on page 21 of the proxy statement/prospectus/information statement:
Additionally, between February 23 and May 18, 2023, Angion received the Demands making substantially similar claims as in the Klein Complaint regarding the disclosures in the Registration Statement related to the Merger. In addition, on or about April 19, 2023, Angion received the Records Request, seeking certain documents and information related to the Merger.

Additional lawsuits may be filed against Angion, Merger Sub, Elicio and/or the Angion Board, and additional demands may be received in connection with the Merger and the proxy statement/prospectus/information statement, or the Klein Complaint described above may be refiled. The defendants dispute the allegations in the Demands. For additional information about the complaints, see page 134 in the section entitled “Legal Proceedings.”

3.The following disclosure replaces the seventh full paragraph on page 100 of the proxy statement/prospectus/information statement. The modified text is underlined or omitted as strikethrough text below:

On July 18, 2022, the Angion Board held a videoconference meeting, with representatives of Angion’s management and representatives of Cooley attending, to conduct a review of the value creation timelines for Angion’s current assets and to discuss strategic options for Angion, as well as its likely cash runway under such scenarios. The strategic options the Angion Board considered were remaining as a standalone company, dissolving Angion and distributing remaining cash to stockholders, and sale of the company, including through a reverse merger, sale to another company and sale to a private investor. The Angion Board discussed its fiduciary duties in connection with the evaluation of the strategic options available to Angion. The Angion Board considered the benefits and risks of the various strategic alternatives, including the likelihood of finding a counterparty for a transaction, and the timeline and costs associated with such strategic options, such as the six months to a year (plus additional time to resolve any potential litigation) it would take to dissolve the Company, wind down its business, run a third-party process for a sale of its assets, and distribute its cash, given that the Company was projected to have less than $30 million in cash by the end of 2023. The Angion Board also discussed steps to preserve and extend its cash runway.

4.The following disclosure replaces the ninth full paragraph on page 103 of the proxy statement/prospectus/information statement. The modified text is underlined or omitted as strikethrough text below:
On October 28, 2022, Angion received a non-binding indication of interest from Elicio (the “Elicio Initial Proposal”). Elicio proposed a reverse merger with a post-closing ownership split of 67.74% for Elicio and 32.23% for Angion based on respective valuations of $105 million and $50 million and assuming Angion’s cash balance at closing is $35 million, which would be adjusted for Angion’s actual net cash at closing. Elicio’s non-binding indication of interest also indicated its intention to proceed with a capital raise in the near-term to fund its operations. Elicio also proposed that the combined entity’s board of directors would have nine directors, with six directors selected by Elicio and three selected by Angion and/or investors in the planned capital raise.

5.The following disclosure replaces the sixth full paragraph on page 104 of the proxy statement/prospectus/information statement. The modified text is underlined or omitted as strikethrough text below:

On November 28, 2022, Elicio submitted a non-binding term sheet (the November 28 Term Sheet) that reflected a post-closing ownership split of 69.5% for Elicio and 30.5% for Angion equity holders on a fully diluted basis for each of Elicio and Angion, and, for Angion, using the treasury stock method and excluding out-of-the-money options and out-of-the money warrants of Angion. The post-closing ownership reflected relative valuations of $105 million and $46 million and assumed Angion’s net cash at closing was $31 million. The November 28 Term Sheet included terms for Angion to provide a $10 million bridge loan to Elicio, bearing interest at 1.0% annually upon signing of the merger agreement, with the loan forgiven at closing and credited towards Angion’s net cash. Additionally, the November 28 Term Sheet proposed a nine member board of directors with six designees from Elicio and three designees from Angion, one of whom would be Dr. Venkatesan, that the continuing executive officers and directors of the combined company, as well as the existing major investors of each of Angion and Elicio, enter into lock-up agreements for a period of 180 days following the closing of the proposed merger, that officers and directors of each of Angion and Elicio, together with any stockholders of Angion and Elicio, respectively, affiliated with any such officer or director, enter into support agreements to vote in favor of the proposed merger, a binding 45-day exclusivity provision, a detailed definition of Angion net cash, that the definitive agreement include customary deal protections such as no-shop provisions and fiduciary outs for both parties, and included a condition to Elicio’s obligation to consummate the proposed merger that Angion net cash at closing be at least $25 million.

6.The following disclosure replaces the seventh full paragraph on page 105 of the proxy statement/prospectus/information statement. The modified text is underlined or omitted as strikethrough text below:

On December 7, 2022, Mr. Connelly sent Dr. Venkatesan a revised non-binding term sheet (the December 7 First Term Sheet), including a post-closing ownership of 69.5% for Elicio and 30.5% for Angion equity holders. The December 7 First Term Sheet revised the collar range such that the post-closing ownership split would be subject to adjustment to the extent Angion’s actual net cash at closing is greater than $31 million or less than $28 million, and added that the post-closing equity split would be adjusted dollar-for-dollar to the extent Elicio closes any equity investment prior to the closing. The December 7 First Term Sheet also proposed a nine member board of directors with seven designees from Elicio and two designees from Angion, one of whom would be Dr. Venkatesan, proposed that exclusivity end 30 days after the signing of the term sheet and included certain changes to the definition of Angion net cash. Additionally, the December 7 First Term Sheet also included the option for current investors of Elicio (or affiliates thereof) to invest up to $15 million in equity of Elicio prior to Closing without consent from Angion.

7.The following disclosure replaces the fourth full paragraph on page 106 of the proxy statement/prospectus/information statement. The modified text is underlined or omitted as strikethrough text below:

On December 14, 2022, Dr. Venkatesan sent Mr. Connelly a revised term sheet, executed by Angion (the December 14 Term Sheet), adding back terms for Angion to provide a bridge loan. The December 14 Term Sheet proposed that the bridge loan would have an original issue discount of 20% based on a principal amount of $12.5 million. The December 14 Term Sheet also provided that if the merger was consummated or Elicio terminated the merger agreement for Angion’s breach of the merger agreement under certain circumstances, the bridge loan would bear simple interest at 1.0% annually from and after the date of the merger agreement based on a principal amount equal to the amount actually advanced by Angion. Pursuant to the December 14 Term Sheet, if Angion terminated the merger agreement for Elicio’s breach of the merger agreement under circumstances, the outstanding principal balance of the bridge note would be paid back by Elicio within ten business days of such termination. The December 14 Term Sheet also included a post-closing ownership of 65.5% for Elicio and 34.5% for Angion equity holders. The December 14 Term Sheet revised the collar range such that the post-closing ownership split would be subject to adjustment to the extent Angion’s actual net cash at closing is greater than $31.5 million or less than $26.5 million. The December 14 Term Sheet also included that Elicio would not have the right to terminate the merger agreement for any fiduciary out, proposed a nine member board of directors with six designees from Elicio and three designees from Angion, one of whom would be Dr. Venkatesan, proposed that exclusivity end on January 6, 2023 and included certain clarifications to the definition of Angion net cash. Additionally, the December 14 Term Sheet clarified that the $15 million investment contemplated by the December 7 Second Term Sheet, which investment may be in debt, equity, or convertible debt or equity of Elicio, would all be converted into equity of Elicio at the Closing.

8.The following disclosure is inserted after the second full paragraph on page 108 of the proxy statement/prospectus/information statement:
On April 11, 2023, the Angion Board held a videoconference meeting, with Angion management and representatives of Cooley present, to discuss the Merger and related processes and timelines, including the selection of two independent Angion directors to serve on the board of directors of the post-Merger entity along with Dr. Venkatesan. During this meeting, after considering the expertise of each Angion independent director and such directors’ discussions with Mr. Connelly, the Angion Board voted to approve Ms. Wilson and Dr. Nissenson as the two additional Angion designees to serve on the board of directors of the post-closing entity.
In the course of preparing for the closing of the Merger, representatives of Oppenheimer identified, and on May 12, 2023, notified Angion management regarding the following mathematical errors in the calculation of unlevered free cash flows in the Financial Projections for Elicio, as prepared by Elicio and adjusted by Angion management: (1) interest income was inadvertently added to EBIT; and (2) increases for working capital should have been deducted and decreases to working capital should have been added rather than vice‐versa.  At the Angion Board’s request, Oppenheimer updated its discounted cash flow analysis and its related implied exchange ratio range analysis to account for such changes, as of January 13, 2023, the date of its opinion.  Oppenheimer had previously discounted the future cash flows to December 31, 2023, and by taking into account the changes to the Financial Projections discussed above and by discounting to December 31, 2022, the range of approximate implied total equity value of Elicio decreased from $561 million ‐ $773 million to $402 million ‐ $573 million and the related calculation of ranges of Angion’s equity value as a percentage of the combined company’s equity value increased from 6.1% ‐ 8.2% to 8.0% ‐ 11.1%.
On May 17, 2023, the Angion Board held a videoconference meeting, with Angion management and representatives of Oppenheimer and representatives of Cooley present, where representatives of Oppenheimer presented to the Angion Board the results of its financial analyses after using the revised Financial Projections correcting for those errors.  Representatives of Oppenheimer reviewed with the Angion Board Oppenheimer’s financial analyses of the Exchange Ratio based on the corrections to the unlevered free cash flows in the Financial Projections discussed above. Representatives of Oppenheimer confirmed to the Angion Board that had Oppenheimer used the correct unlevered free cash flows as of January 13, 2023, the date of its opinion, it would not have altered its opinion in any way. Following the presentation by representatives of Oppenheimer, the Angion Board unanimously reconfirmed, after considering the information regarding the corrections to the unlevered free cash flows in the revised Financial Projections: (i) its determination that entry into the Merger Agreement and the Contemplated Transactions was advisable and fair to, and in the best interests of, Angion and its stockholders; (ii) its authorization, approval and declaration of the Merger Agreement and the Contemplated Transactions as advisable, including the issuance of shares of Common Stock to the stockholders of Elicio pursuant to the terms of the Merger Agreement, the change of control of Angion, and other actions contemplated by the Merger Agreement; (iii) its determination to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the stockholders of Angion vote to approve the Angion Stockholder Matters; and (iv) its approval of the Angion Support Agreements and the transactions contemplated thereby.

9.The following disclosure replaces the fourth full paragraph starting on page 115 of the proxy statement/prospectus/information statement. The modified text is underlined or omitted as strikethrough text below:
Oppenheimer reviewed enterprise values of the selected public companies, calculated as equity values based on closing stock prices on January 12, 2023 plus debt, less cash and cash equivalents, including marketable securities and short-term investments. Financial data of the selected companies were based on public filings and other publicly available information. ~~The enterprise values for the selected companies were as follows: $240.7 million (ALX Oncology); $27.5 million (BioAtla); $191.3 million (Sutro Biopharma); $159.3 million (PDS Biotechnology); $183.7 million (Aadi Bioscience); $154.2 million (Gritstone bio); $392.7 million (Omega Therapeutics); $78.8 million (Biomea Fusion); $117.6 million (Acrivon Therapeutics); $97.5 million (Cue Biopharma); and $49.9 million (Kinnate Biopharma).~~  The median enterprise value observed for the selected companies was $154.2 million. The selected companies with publicly traded equity securities and the corresponding financial data are below:

($ shown in millions, except share price)
Company Name	Share Price	Equity Value	Enterprise Value(1)
Omega Therapeutics, Inc.	$10.95	$526.1	$392.7
ALX Oncology Holdings Inc.	9.18	374.1	240.7
Sutro Biopharma, Inc.	7.67	440.8	191.3
Aadi Bioscience, Inc.	13.00	317.1	183.7
PDS Biotechnology Corporation	10.27	292.8	159.3
Gritstone bio, Inc.	3.45	287.6	154.2
Acrivon Therapeutics, Inc.	12.02	251.0	117.6
Cue Biopharma, Inc.	3.41	146.8	97.5
Biomea Fusion, Inc.	7.22	212.2	78.8
Kinnate Biopharma Inc.	6.36	280.9	49.9
BioAtla, Inc.	3.40	161.0	27.5

(1)	Enterprise value calculated as equity value plus debt minus cash and cash equivalents, including marketable securities and short‐term investments.

10.The following disclosure replaces the second full paragraph on page 116 of the proxy statement/prospectus/information statement. The modified text is underlined or omitted as strikethrough text below:
Oppenheimer conducted a discounted cash flow analysis, which is designed to imply a potential current value of Elicio by calculating the estimated present value of the standalone after-tax free cash flows that Elicio management forecasted to be generated, as adjusted by Angion’s management, during the calendar years ending December 31, 2023 through December 31, 2039 (provided below in the section titled “Certain Unaudited Financial Projections”). As described above in the section titled “Background of the Merger,” in the course of preparing for the closing of the Merger, representatives of Oppenheimer identified and, on May 12, 2023, notified Angion management regarding mathematical errors in the calculation of unlevered free cash flows for Elicio, as prepared by Elicio and adjusted by Angion management. After correcting the errors and at the Angion Board’s request, Oppenheimer updated its discounted cash flow analysis to account for such changes, as of January 13, 2023, the date of its opinion.  Oppenheimer calculated terminal values for Elicio by applying a range of increasing perpetuity rates of 0.0% to 2.0% (which were chosen based on Oppenheimer’s professional judgment) to the updated calendar year 2039 unlevered free cash flow in order to derive a range of terminal values for Elicio. The cash flow and terminal values were then discounted to present value using discount rates ranging from 28.5% to 31.5%, which were based on venture capital rates of return for companies in a similar stage of development (bridge/initial public offering - stage financing) and selected based on Oppenheimer’s professional judgment. After adding Elicio’s net cash of $7.8 million as of December 31, 2022 (based on internal estimates provided by Elicio management and approved for Oppenheimer’s use by Angion’s management), Oppenheimer derived an approximate implied total equity value of Elicio of $402~~561~~ million to $573~~773~~ million.

11.The following disclosure replaces the fifth full paragraph starting on page 116 of the proxy statement/prospectus/information statement. The modified text is underlined or omitted as strikethrough text below:

Oppenheimer reviewed adjusted implied total enterprise values of the selected precedent initial public offerings, calculated as fully-diluted initial public offering post-money equity value less pro forma net debt, adjusted to reflect the performance of the SPDR S&P Biotech ETF (XBI) Index from the date of such company’s initial public offering to January 12, 2023. Financial data of the selected precedent initial public offerings were based on public filings and other publicly available information. The ~~adjusted implied total enterprise values for the selected precedent initial public offerings were as follows: $218.1 million (Acrivon Therapeutics); $125.4 million (Xilio Therapeutics); $129.8 million (Immuneering); and $104.2 million (Werewolf Therapeutics). The~~ median adjusted implied total enterprise value observed for the selected precedent initial public offerings was $127.6 million. The selected precedent initial public offerings and the corresponding financial data are below:

($ shown in millions)
Company Name	IPO Pricing Date	FD IPO Post‐Money Equity Value	Adjusted Implied TEV
Acrivon Therapeutics, Inc.	11/14/22	$288.7	$218.1
Xilio Therapeutics, Inc.	10/21/21	480.9	125.4
Immuneering Corporation	07/29/21	410.3	129.8
Werewolf Therapeutics, Inc.	04/29/21	480.0	104.2

12.The following disclosure replaces the second and third full paragraphs on page 117 of the proxy statement/prospectus/information statement. The modified text is underlined or omitted as strikethrough text below:

Oppenheimer utilized the range of implied equity values of Elicio based on the Selected Public Companies Analyses, the Discounted Cash Flow Analysis and the Selected Precedent Initial Public Offering Analysis to calculate the implied equity values for Elicio of approximately $147 million to approximately $177 million, approximately $561 million to approximately $773 million (approximately $402 million to approximately $573 million using the corrected unlevered free cash flows in the Financial Projections), and approximately $123 million to approximately $148 million, respectively, and compared those amounts to the $95.0 million equity value of Elicio pursuant to the Merger Agreement. Oppenheimer also calculated the implied number of shares of Angion common stock that would be issued to Elicio stockholders in the Merger based on the implied equity value of Angion to the implied equity value of Elicio based on the foregoing analytical methods.

Based on the Selected Public Companies Analyses of ~~equity valuations of each of Angion and~~ implied range of equity valuation of Elicio, and using the approximately $50.1 million valuation for Angion as directed by Angion management, Oppenheimer calculated that Angion’s ~~equity value~~ implied ownership represents approximately 22.0% to 25.5% of the combined company equity value; based on the Discounted Cash Flow Analysis of implied range of equity valuation of ~~each of Angion and~~  Elicio, and using the approximately $50.1 million valuation for Angion as directed by Angion management, Oppenheimer calculated that Angion’s ~~equity value~~ implied ownership represents approximately ~~6.1~~8.0% to ~~8.2%~~11.1% (using the corrected unlevered free cash flows in the Financial Projections) of the combined company equity value; and based on the Selected Precedent Initial Public Offering Analysis of ~~equity valuations of each of Angion and~~  implied range of equity valuation of Elicio, and using the approximately $50.1 million valuation for Angion as directed by Angion management, Oppenheimer calculated ~~the Angion equity value~~ that Angion’s implied ownership represents approximately 25.3% to 29.0% of the combined company equity value; in each case, as compared to ~~the~~Angion’s 34.5% ~~that Angion equity value represents~~ ownership in the Merger.

13. The following disclosure is inserted after the second full paragraph on page 121 of the proxy statement/prospectus/information statement and replaces the chart and related footnotes on page 121 of the proxy statement/prospectus/information statement. The modified text is underlined below:

As described above in the section titled “Background of the Merger,” in the course of preparing for the closing of the Merger, representatives of Oppenheimer identified and, on May 12, 2023, notified Angion management regarding certain mathematical errors in the calculation of unlevered free cash flows in the Financial Projections for Elicio, as prepared by Elicio and adjusted by Angion management: (1) interest income was inadvertently added to EBIT; and (2) increases for working capital should have been deducted and decreases to working capital should have been added rather than vice‐versa. Additionally, grant revenue was inadvertently not included in the disclosure in the proxy statement/prospectus/information statement of the estimated total global revenue for 2023. The results of correcting those errors, as well as the unaffected inputs with respect to taxes, depreciation and amortization, and capital expenditures, are set forth below:

Financial Projections
($ in millions)
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039
Total Global Revenue(1)	$2	$0	$0	$0	$62	$457	$806	$964	$1,031	$1,154	$1,416	$2,155	$3,248	$4,184	$4,654	$5,011	$5,278
EBIT(2)	$(11)	$(18)	$(22)	$(85)	$(104)	$193	$483	$518	$524	$531	$625	$1,127	$1,930	$2,484	$2,724	$2,925	$3,113
Taxes	$0	$0	$0	$0	$0	$0	$(96)	$(124)	$(133)	$(143)	$(175)	$(330)	$(572)	$(744)	$(825)	$(895)	$(947)
Depreciation & Amortization	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Δ Net Working Capital	$(1)	$1	$2	$6	$1	$(25)	$(24)	$6	$(2)	$(2)	$(8)	$(42)	$(66)	$(46)	$(20)	$(16)	$(11)
Capital Expenditures	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Unlevered Free Cash Flow(3)	$(12)	$(16)	$(20)	$(78)	$(102)	$168	$362	$401	$389	$386	$442	$755	1,291	$1,694	$1,879	$2,014	$2,155

(1) Equal to total worldwide net sales and grant revenue.
(2) Equal to gross profit less research and development expenses, sales and marketing expense, and general and administrative expense.
(3) Unlevered free cash flow is defined as EBIT, less taxes, plus depreciation and amortization, less capital expenditures, and less changes in net working capital.
14.The following disclosure replaces the last full paragraph on page 121 of the proxy statement/prospectus/information statement. The modified text is underlined or omitted as strikethrough text below:

On January 13, 2023, the Angion Board adopted the Angion Biomedica Corp. Retention Bonus Plan (Retention Bonus Plan). Participants in the Retention Bonus Plan include Jay Venkatesan, M.D., Angion’s President, Chief Executive Officer and Chairman, and Jennifer Rhodes, Angion’s Executive Vice President, Chief Business Officer, General Counsel, Chief Compliance Officer and Secretary. The Retention Bonus Plan provides for the payment of a cash retention bonus equal to 100% of a participant’s base salary (i.e., $608,000 in the case of Dr. Venkatesan and $440,840 in the case of Ms. Rhodes), 65% of which becomes earned and payable upon the occurrence of a corporate triggering event (defined to include a change in control (as defined in Angion’s 2021 Incentive Award Plan), a reverse merger or a dissolution) and 35% of which becomes earned and payable three months after the occurrence of such corporate triggering event, subject in each case to earlier payment upon the occurrence of a qualifying termination of the participant’s employment by Angion without “cause” or by the participant for “good reason,” each as defined in the Retention Bonus Plan. Upon the earlier of a corporate triggering event or a qualifying termination, time-based equity awards will vest in full, the post-termination exercise period of options held by the participant will be extended by four years (but no later than the original term of the option) and participants will receive an additional lump sum cash payment (approximately $1,464,000 in the case of Dr. Venkatesan and $642,000 in the case of Ms. Rhodes, in each case less applicable withholding). Participants will no longer have the right to receive any payments under Angion’s Executive Separation Benefits Plan. The receipt of payments under the Retention Bonus Plan is subject to the execution of a general release of claims by the participant. Concurrently, the Angion Board approved modifications of the Angion stock options held by Gregory Curhan, Angion’s Chief Financial Officer, such that, upon the earlier of a corporate triggering event or a qualifying termination and subject to Mr. Curhan’s execution of a general release of claims, one option granted in 2022 will vest in full and the post-termination exercise period of all options will be extended by four years (but no later than the original term of the option).
15.The following new disclosure is inserted after the last full paragraph on page 134 of the proxy statement/prospectus/information statement:
Legal Proceedings
The Klein Complaint was filed in the United States District Court for the Eastern District of New York on February 17, 2023 by a purported stockholder of Angion in connection with the Merger. The Klein Complaint named as defendants Angion and the members of the Angion Board. The Klein Complaint alleged claims for breaches of fiduciary duty against the members of the Angion Board, aiding and abetting breaches of fiduciary duty against Angion, violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against all defendants, and violations of Section 20(a) of the Exchange Act against the members of the Angion Board. The plaintiff contended that the registration statement on Form S-4 filed on February 13, 2023 omitted or misrepresented material information regarding the Merger, rendering the Registration Statement false and misleading. The Klein Complaint sought injunctive and declaratory relief, as well as damages. On February 21, 2023, the plaintiff filed a notice of voluntary dismissal of the Klein Complaint. Although the plaintiff voluntarily dismissed this case, litigation of this type is prevalent in mergers involving public companies, and other potential plaintiffs may file lawsuits challenging the Merger, or the Klein Complaint may be refiled. Additionally, between February 23 and May 18, 2023, Angion received the Demands from purported stockholders of Angion making substantially similar claims as in the Klein Complaint and demanding that Angion’s Board remedy alleged violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and violations of Section 20(a) of the Exchange Act, based on alleged material omissions or misrepresentations regarding the Merger in the proxy statement/prospectus/information statement. On or about April 19, 2023, Angion received the Records Request under 8 Del. C § 220, seeking certain documents and information related to the Merger.

Additional lawsuits may be filed against Angion, Merger Sub, Elicio, and/or the Angion Board and additional demands may be received in connection with the Merger and the Registration Statement, or the Klein Complaint described above may be refiled. The defendants dispute the allegations in the Demands.
Cautionary Statement Regarding Forward-Looking Statements
This Form 8-K contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. This includes statements regarding: the anticipated completion and effects of the proposed Merger; anticipated communications regarding each of Angion’s and Elicio’s entry into the Merger Agreement; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Angion uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on Angion’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, risks relating to: the completion of the Merger, including the need for stockholder approval and the satisfaction (or waiver) of closing conditions; the ability of Angion to remain listed on the Nasdaq Global Market; and the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement.

New factors emerge from time to time and it is not possible for Angion to predict all such factors, nor can Angion assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the Merger, are more fully discussed in the proxy statement/prospectus/information statement filed with the SEC in connection with the contemplated transactions. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of Angion’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this Form 8-K are based on information available to Angion as of the date of this Form 8-K. Angion undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this Form 8-K, except to the extent required by law.

Additional Information and Where to Find It

The contemplated transactions referenced in this Form 8-K have not yet been consummated. This Form 8-K is for informational purposes only and is not a substitute for any materials that Angion has filed or may file with the SEC. In connection with the proposed Merger, pursuant to the Merger Agreement, Angion has filed relevant materials with the SEC, including this Form 8-K, the Registration Statement and the proxy statement/prospectus/information statement. ANGION URGES INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANGION, ELICIO AND THE CONTEMPLATED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of this Form 8-K, the Registration Statement, the proxy statement/prospectus/information statement and other documents filed by Angion with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of this Form 8-K, the Registration Statement, the proxy statement/prospectus/information statement and other documents filed by Angion with the SEC by contacting Investor Relations by email at investors@angion.com. Investors and stockholders are urged to read this Form 8-K, the Registration Statement and the proxy statement/prospectus/information statement, and the other relevant materials when they become available before making any voting or investment decisions.

Participants in the Solicitation

Angion and Elicio, and each of their respective directors and executive officers and certain of their other members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the contemplated transactions. Information about Angion’s directors and executive officers is included in Angion’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 17, 2023, as amended by Amendment No 1 on Form 10-K/A, filed with the SEC on April 28, 2023, and the proxy statement/prospectus/information statement. Additional information regarding these persons and their interests in the contemplated transactions is included in the proxy statement/prospectus/information statement. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No public offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGION BIOMEDICA CORP.

	By:	/s/ JAY R. VENKATESAN, M.D.
Date: May 23, 2023		Jay R. Venkatesan, M.D. President and Chief Executive Officer and Director (Principal Executive Officer)